                                       SOUTHERN CALIFORNIA EDISON COMPANY

                                                 OFFER TO EXCHANGE
                                                        Its
                           First and Refunding Mortgage Bonds, 8% Series 2003B, Due 2007
                            Which Have Been Registered Under the Securities Act of 1933
                                        for Any and All of Its Outstanding
                           First and Refunding Mortgage Bonds, 8% Series 2003A, Due 2007

                                                                                               September [__], 2003

To Our Clients:

                  Enclosed for your consideration are the Prospectus, dated September [__], 2003 (as the same may be amended and supplemented from time to time, the "Prospectus"), and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer"), in connection with the offer by Southern
California Edison Company, a California corporation (the "Company"), to exchange the Company's new First and
Refunding Mortgage Bonds, 8% Series 2003B, Due 2007 (the "Exchange Bonds") which have been registered under the
Securities Act of 1933, as amended (the "Securities Act"), for any and all of the Company's outstanding First and
Refunding Mortgage Bonds, 8% Series 2003A, Due 2007 (the "Original Bonds"), upon the terms and subject to the conditions set forth in the Exchange Offer.  The Exchange Offer will expire at 5:00 p.m. New York City time, on
[____], 2003, unless extended (the "Expiration Date").

                  We are holding Original Bonds for your account.  An exchange of the Original Bonds can be made only by us and pursuant to your instructions.  The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Original Bonds held by us for your account.  The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

                  We request information as to whether you wish us to exchange any or all of the Original Bonds held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

                  Your attention is directed to the following;

     1.  The forms and terms of the Exchange Bonds are the same in all material respects as the forms and terms of the Original Bonds (which they replace), except that the Exchange Bonds have been registered under the Securities Act.  The Exchange Bonds will bear interest from the most recent interest payment date to which interest has been paid on the Original Bonds or, if no interest has been paid, from February 24,
         2003.

     2.  Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and
         Exchange Commission (the "SEC"), as set forth in certain interpretive letters addressed to third parties in other transactions, Exchange Bonds issued pursuant to the Exchange Offer in exchange for Original
         Bonds may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange
         Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Bonds are acquired in the ordinary course of such holder's business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Bonds.  See "Shearman & Sterling," SEC
         No-Action Letter (available July 2. 1993), "Morgan Stanley & Co., Inc.," SEC No-Action Letter (available
         June 5, 1991) and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13. 1988).
         Accordingly, each broker-dealer that receives Exchange Bonds for its own account pursuant to the
         Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of those
         Exchange Bonds.

     3.  The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Bonds being tendered, except that Original Bonds may be tendered by each holder only in an aggregate principal amount of $250,000 and integral multiples of $1,000 in excess thereof.

     4.  Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the
         Company will not be required to accept for exchange, or to exchange any Exchange Bonds for, any Original
         Bonds and may terminate the Exchange Offer (whether or not any Original Bonds have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under "The Exchange Offer--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied.

     5.  Tendered Original Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
         Expiration Date, if such Original Bonds have not previously been accepted for exchange pursuant to the
         Exchange Offer.

     6.  Any transfer taxes applicable to the exchange of Original Bonds pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

                  If you wish to have us tender any or all of your Original Bonds, please so instruct us by completing, detaching and returning to us the instruction form attached hereto.  If you authorize a tender of your Original Bonds, the entire principal amount of Original Bonds held for your account will be tendered unless otherwise specified on the instruction form.  Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

                  The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Original Bonds in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not he in compliance with the laws of such jurisdiction or would otherwise not he in compliance with any provision of any applicable securities law.